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                                                                       EXHIBIT 3


                                                            ROYAL BANK OF CANADA
                                                            Royal Bank Plaza
MUTUAL CONFIDENTIALITY AGREEMENT                            200 Bay Street
                                                            Toronto, Ontario
                                                            M5J 2J5 Canada
                                                            (416) 974-9878

CONFIDENTIAL

as of January 31, 2000

Prism Financial Corporation
440 North Orleans
Chicago, Illinois  60610

Attention:  Mark Filler
President & CEO

Dear Sirs:

                Re: Confidentiality and Non-Disclosure Covenants

In connection with a possible transaction (the "Transaction") between Royal Bank of Canada or any of its affiliates and Prism Financial Corporation (hereinafter individually referred to as the "Party", the "Disclosing Party" or the "Recipient Party", as the case may be, and collectively referred to as the "Parties") the Parties are providing to each other certain information that is non-public, confidential and/or proprietary in nature concerning their respective business, operations and assets. In consideration of the Parties providing such information to each other, each Party agrees, for a period of two years from the date of this agreement, to treat any confidential information concerning the other Party, whether prepared by or on behalf of such Party or otherwise identified as confidential information at the time of disclosure, in accordance with the provisions of this agreement and to take or abstain from taking certain other actions hereinafter set forth.

1. The term "Confidential Information" includes all information of the Disclosing Party provided under this agreement provided, however, that it does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient Party, (ii) was within the Recipient Party's possession on a non-confidential basis prior to its being provided to the Recipient Party by or on behalf of the Disclosing Party, (iii) is or becomes available to the Recipient party on a non-confidential basis from a source other than the Disclosing Party or its Representatives (as defined below) which source, to the best of the Recipient Party's knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is independently developed by the Recipient Party without the use of the Disclosing Party's information.

2. The Recipient Party agrees that it shall use the Confidential Information provided by the Disclosing Party solely for the purpose of evaluating the Transaction, that such Confidential Information will be kept confidential by the Recipient Party and that the Recipient Party will not disclose any of such Confidential Information provided, however, that (i) the Recipient Party may disclose any of such Confidential Information to which the Disclosing Party gives its prior written consent, and (ii) the Recipient Party may disclose any of such Confidential Information to its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) as well as those of its affiliates (hereinafter collectively referred to as the "Representatives") who need to know such Confidential Information for the purpose of evaluating the Transaction and who shall be informed of the confidential nature of such Confidential Information.

3. Each item of the Confidential Information shall remain the exclusive property of the Disclosing Party. The Recipient Party and its Representatives shall not use, directly or indirectly, any portion of such Confidential Information, or any summaries or other information derived therefrom, or any reproductions thereof, except for the purpose of evaluating the Transaction.

4. Without the prior written consent of the other Party, neither Party will disclose to any person that discussions or negotiations are taking place concerning the Transactions or any of the terms, conditions or other facts with respect thereto, including the status thereof ("Transaction Information"). The term "person" as used in this agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

5. In the event that the Recipient Party or its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, or in order to comply with applicable requirements of any stock exchange, government department or agency or other regulatory authority, or by requirements of any securities law or regulations or other legal requirements) to disclose any of the Confidential Information provided by the Disclosing Party or any of the Transaction Information, the Recipient Party shall provide the Disclosing Party with prompt written notice of such requirements so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this agreement, which waiver may not be unreasonably withheld. In the event that such protective order or other remedy is not obtained or that the Disclosing Party waives compliance with the provisions hereof, the Recipient Party agrees to provide only that portion of the Confidential Information provided by the Disclosing Party and Transaction Information which is legally required and to exercise its reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and Transaction Information.

6. The Confidential Information provided by the Disclosing Party shall not be copied, reproduced or summarized in any form, or stored in a retrieval system or database, by the Recipient Party or its Representatives without the prior written consent of the Disclosing Party, except for such copies, reproductions, summaries and storage as are strictly required for the purpose of evaluating the Transaction, it being agreed, however, that such copies, reproductions, summaries and storage shall be accorded the same confidential treatment as the originals thereof. Upon the Disclosing Party's written request, all original or copies of the Confidential Information provided by such Disclosing Party, including that portion of the Confidential Information that consists of notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient Party and its Representatives, will be promptly destroyed by the Recipient Party and its Representatives. The destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Recipient Party supervising such destruction.

7. The Recipient Party understands that the Disclosing Party has endeavored to include in the Confidential Information those materials which it believes to be reliable and relevant for the purpose of evaluating the Transaction, but the Recipient Party acknowledges that neither the Disclosing Party nor its Representatives make any representation or warranty, either express or implied as to the accuracy or completeness of such Confidential Information.

8. The Recipient Party agrees that in the event of a breach or threatened breach of this agreement by the Recipient Party or its Representatives, where irreparable damages would occur to the Disclosing Party with the amount of potential damages being impossible to ascertain, the Disclosing Party may, in addition to pursuing any remedies provided by law, obtain an injunction against the Recipient Party or its Representatives restraining any such breach or threatened breach of this agreement or an order of specific performance of this agreement.

9. The Parties agree that unless and until definitive agreement regarding the Transaction has been executed by the Parties, neither Party will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this agreement except for the matters specifically agreed to in this agreement.

10. Any notices required by this agreement shall be given in hand, sent by first class mail or forwarded electronically to the applicable address set forth below. Each Party may from time to time specify as its address for purposes of this agreement any other address upon giving ten (10) days written notice thereof to the other Party.

         In the case of
         Royal Bank of Canada
         Royal Bank Plaza
         200 Bay Street
         14th Floor, North Tower
         Toronto, Ontario
         M5J 2J5 Canada
         Facsimile: (416) 974-9344
         Attention: Robert K. Horton

         In the case of
         Prism Financial Corporation
         440 North Orleans
         Chicago, Illinois 60610
         Facsimile: 312 494-0273
         Attention: Mark Filler

11. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

12. No amendment to the terms and conditions of this agreement shall be valid and binding unless made in writing and signed by the Parties. The Parties agree that if any of the provisions of this agreement become unenforceable, the remainder of this agreement shall nevertheless remain binding to the fullest extent possible taking into consideration the purposes and spirit hereof.

13. This agreement embodies the entire understanding and agreement between the Parties with respect to the Confidential Information and supersedes all prior understanding and agreement relating thereto.

14. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Please confirm your agreement to the foregoing by signing and returning one copy of this letter to the undersigned.

Royal Bank of Canada


Per: /s/ Robert K. Horton
     -------------------------------------
     Name: Robert K. Horton
     Title: Senior Vice President, Strategic Initiatives

Accepted and agreed as of the date first written above.

Prism Financial Corporation


Per: /s/ Mark A. Filler
     -------------------------------------
     Name: Mark A. Filler
     Title: President